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News Release                                          [LUCENT TECHNOLOGIES LOGO]



For more information, please contact:

Bill Price                 Frank Briamonte           Dina Fede
Lucent Media Relations     Lucent Media Relations    Lucent Investor Relations
908-582-4820 (office)      908-582-3193 (office)     908-582-0366 (office)
800-759-8888               800-607-9849 (pager)      888-417-3212 (pager)
  Pin # 2584777 (pager)    fbriamonte@lucent.com     fede@lucent.com
williamprice@lucent.com

LUCENT TECHNOLOGIES TO SEEK SHAREOWNER APPROVAL FOR REVERSE STOCK SPLIT

FOR RELEASE: FRIDAY, OCT. 18, 2002
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         MURRAY HILL, N.J. - Lucent Technologies (NYSE: LU) today announced that its board of directors has authorized the company to seek shareowner approval for a reverse stock split at its next annual meeting in February 2003. The ratio will be set by the company's board of directors at a level which would be expected to result in a common share price in the range of $15-$25.

         The company said that as of the close of trading on October 17, 2002, the average closing share price of its common stock over the past 30 trading days had fallen below $1.00, resulting in the company being below one of the continued listing standards of the New York Stock Exchange.

         Lucent Technologies, headquartered in Murray Hill, N.J., USA, designs and delivers networks for the world's largest communications service providers. Backed by Bell Labs research and development, Lucent relies on its strengths in mobility, optical, data and voice networking technologies as well as software and services to develop next-generation networks. The company's systems, services and software are designed to help customers quickly deploy and better manage their networks and create new, revenue-generating services that help businesses and consumers. For more information on Lucent Technologies, visit its Web site at http://www.lucent.com.
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This press release may contain forward-looking statements that involve certain risks and uncertainties. For a list and description of such risks and uncertainties, see the reports filed by Lucent Technologies with the Securities and Exchange Commission.
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